EXHIBIT 99.2

CONCENTRA OPERATING CORPORATION
$475 MILLION SENIOR CREDIT AGREEMENT

AMENDED LEVERAGE RATIO AND
INTEREST COVERAGE RATIO COVENANTS1

	Leverage Ratio[2]	Interest Coverage Ratio[3]

2002 Fourth Quarter	4.40	1.80
2003 First Quarter	4.40	1.90
2003 Second Quarter	4.30	2.00
2003 Third Quarter	4.10	2.25
2003 Fourth Quarter	3.80	2.35
2004 First Quarter	3.70	2.50
2004 Second Quarter	3.60	2.60
2004 Third Quarter	3.50	2.75
2004 Fourth Quarter	3.40	2.85
2005 First Quarter	3.30	2.95
2005 Second Quarter	3.20	3.10
Quarters Thereafter	3.00	4.00

Footnotes:

1.
Reflects only the prospective Consolidated Leverage Ratio and Consolidated Interest Coverage Ratio requirements with which the Company must comply under its Senior Credit Facility, as amended, through November 20,2002. This information does not include other covenants contained in the Company’s Senior Credit Agreement with which the Company must comply under the terms of that agreement or its requirements under the Indenture for its $190 Million Senior Subordinated Notes, or similar covenant requirements which may be contained in its various other debt instruments, all of which material agreements have been filed with the Company’s periodic reports to the Securities and Exchange Commission.

2.
For purposes of the Senior Credit Agreement, the leverage ratio is generally calculated by taking the sum of all outstanding indebtedness, including letters of credit, and dividing that amount by the Company’s trailing 12 months Earnings Before Interest Taxes Depreciation and Amortization (“EBITDA”), with EBITDA being adjusted for certain items including the effects of historical earnings or loss from acquisitions. The Senior Credit Agreement, and prior amendments, have been filed with the Company’s periodic reports to the Securities and Exchange Commission and should be reviewed for purposes of an exact calculation of this ratio.

3.
For purposes of the Senior Credit Agreement, the interest coverage ratio is generally calculated by taking the Company’s trailing 12 months EBITDA divided by the Company’s trailing 12 months payments of cash interest expense, net of cash interest income, if any. As described in Footnote 2 above, EBITDA may have certain adjustments pursuant to the Senior Credit Agreement. The Senior Credit Agreement, and prior amendments, have been filed with the Company’s periodic reports to the Securities and Exchange Commission and should be reviewed for purposes of an exact calculation of this ratio.